Exhibit 3.11

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF PERIMETER MARKETING COMPANY

A Delaware Corporation

(Pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware)

Perimeter Marketing Company, a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on January 17, 2006 under the name LBL Acquisition, Inc. and an amendment to the original Certificate of Incorporation was filed with the Secretary of State of Delaware on March. 24, 2006 to change the name of the Corporation to Label$Dollars, Corp. The Certificate of Incorporation was further amended and restated on March 8, 2007 and an amendment to the Certificate of Incorporation was filed with the Secretary of State of Delaware on October 15, 2007 to change the name of the Corporation to Perimeter Marketing Company.

SECOND: The Amended and Restated. Certificate of Incorporation of Perimeter Marketing Company, in the form attached hereto as Exhibit A has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

THIRD: The Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and is hereby incorporated herein by this reference.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed this 20th day of March, 2009.

By:	/s/ Todd L. Wiseley
Name:	Todd Wiseley
Title:	Secretary

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PERIMETER MARKETING COMPANY,

a Delaware Corporation

ARTICLE I

The name of this corporation (the “Corporation”) is Perimeter Marketing Company.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road: Suite 400, City of Wilmington, County of New Castle 19808. The name of the registered agent at that address is The Corporation Service Company.

ARTICLE

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

The total number of shares of stock which the Corporation shall have the authority to issue is 1,000 shares of common stock, par value $.001 per share.

ARTICLE V

A director of the Corporation shall, to the fullest extent permitted by the DGCL as it now exists or as it may hereafter be amended, not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any -transaction from which the director derived any improper personal benefit. If the DGCL is amended, after approval by the stockholders of this Article V, to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Any amendment, repeal or modification of this Article V, or the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article V by the stockholders of the Corporation shall not apply to or adversely affect any right or protection of a director of the Corporation occurring prior to the time of such amendment, repeal, modification or adoption.

ARTICLE VI

The Corporation shall indemnify its directors, and shall provide for advancement of the expenses of such persons, to the fullest extent provided by Section 145 of the DGCL. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) agents of the Corporation (and any other persons to which State law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders and others.

Any amendment, repeal or modification of the foregoing provision of this Article ‘VI shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal, modification or adoption.

ARTICLE VII

The Board of Directors of the Corporation (the “Board”) may from time to time adopt, amend, alter, supplement, rescind or repeal any or all of the Bylaws of the Corporation without any action on the part of the stockholders; provided, however, that the stockholders may adopt, amend or repeal any Bylaw adopted by the Board, and no amendment or supplement to the Bylaws adopted by the Board shall vary or conflict with any amendment or supplement adopted by the stockholders.

ARTICLE VIII

The number of directors of the Corporation shall be set from time to time by resolution of the Board.

ARTICLE IX

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE X

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any statutory requirements) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

ARTICLE XI

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE XII

The property and assets of the stockholders of the Corporation shall not, to any extent whatsoever, be subject to the payment of the debts of the Corporation.